EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Raindance Communications, Inc.:

     We consent to incorporation by reference in the registration statements on Forms S-8 (Nos. 333-44348 and 333-82266) and Form S-3 (No. 333-88734) of Raindance Communications, Inc. of our reports dated March 14, 2005, with respect to the consolidated balance sheets of Raindance Communications, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 Annual Report on Form 10-K of Raindance Communications, Inc.

KPMG LLP

Boulder, Colorado
March 14, 2005